Exhibit 99.2
Tracking Stock Policy

DENALI HOLDING INC.

BOARD OF DIRECTORS
TRACKING STOCK POLICY STATEMENT
REGARDING DHI GROUP
AND CLASS V GROUP MATTERS

1.    General Policy
The Class V Common Stock is intended to initially reflect the direct and indirect economic rights of Denali Holding Inc., a Delaware corporation (the “Company”), in 43,025,308 shares of Class A Common Stock, par value $0.01 per share, of VMware, Inc., a Delaware corporation (“VMware”), and 300,000,000 shares of Class B Common Stock, par value $0.01 per share, of VMware, in each case as owned by the Company as of the Effective Date. From time to time additional assets and liabilities may be allocated and reallocated to the Class V Group in accordance with the limitations set forth in the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Bylaws of the Company and as set forth herein.
All material matters as to which the holders of DHI Common Stock and the holders of Class V Common Stock may have potentially divergent interests will be resolved in a manner that the Board of Directors or any committee appointed by the Board of Directors to so act (in either case, the “Board”) of the Company and, where expressly provided herein or in the Bylaws, the Capital Stock Committee (as defined below) determine in accordance with such directors’ business judgment to be in the best interests of the Company and its stockholders as a whole. All capitalized terms used but not defined herein have the respective meanings assigned thereto in the Certificate of Incorporation.
To the extent this or any subsequent policy statement (this “Policy Statement”) conflicts with any agreement that may exist from time to time between VMware and EMC (collectively, the “EMC/VMware Agreements”), the terms of such EMC/VMware Agreement shall control, and shall be deemed consistent with this Policy Statement.

2.    Amendment and Modification
The Board may, with the approval of the Capital Stock Committee (as defined below) but without stockholder approval, subject in each case to any limitations set forth in the Certificate of Incorporation, the Bylaws of the Company and to any limitations imposed by the fiduciary duties of the Board or applicable law, change the policies set forth in this Policy Statement, including any resolution implementing the provisions of this Policy Statement. The Board also may, with the approval of the Capital Stock Committee but without stockholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in this Policy Statement in connection with particular facts and circumstances, all as the Board may determine in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole. Any decision by the Board to amend, modify or rescind this Policy Statement shall require the approval of the Capital Stock Committee and will be final, binding and conclusive.

3.    Corporate Opportunities
(i) Allocation. The Board will allocate any business opportunities and operations and any acquired assets and businesses between the DHI Group and the Class V Group (together, the “Groups”), in whole or in part, in a manner it considers in accordance with its business judgment to be in the best interests of the Company and its stockholders as a whole. Any allocation of this type may involve the consideration of a number of factors that the Board determines to be relevant including, without limitation:

(a)	whether the business opportunity or operation, or the acquired asset or business, is principally within or related to the then existing scope of one Group’s business;

(b)	whether one Group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business; and

(c)	existing contractual agreements and restrictions.
(ii) No Prohibition. No Group will be prohibited from:

(a)	engaging in the same or similar business activities or lines of business as the other Group;

(b)	doing business with any potential or actual supplier, competitor or customer of the other Group; or

(c)	engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers, competitors or customers of the other Group.
(iii) No Duty, Responsibility or Obligation. In addition, neither the Company nor any Group will have any duty, responsibility or obligation:

(a)
to communicate or offer any business or other corporate opportunity that one Group has to the other Group, including any business or other corporate opportunity that may arise that either Group may be financially able to undertake, and that is, from its nature, in the line of either Group’s business and is of practical advantage to either Group;

(b)	to have one Group provide financial support to the other Group; or

(c)	otherwise to have one Group assist the other Group.

4.    Relationship between the Groups
The Company will manage the businesses in the DHI Group and the businesses in the Class V Group in a manner intended to maximize the operations, assets and value of both Groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.
(i) Commercial Inter-Group Transactions. All material commercial transactions in the ordinary course of business between the Groups are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm’s-length dealings with unrelated third parties. Neither Group is under any obligation to use or make available to its customers services provided by the other Group, and each Group may use or make available to its customers services provided by a competitor of the other Group.
(ii) Other Transfers of Assets and Liabilities. To the extent not governed by clause (i) above, the Board may, with the approval of the Capital Stock Committee but without stockholder approval, otherwise allocate and reallocate assets and liabilities from one Group to the other. Any such reallocation will be effected by:

(a)	the reallocation of other assets or consideration (including services) of the transferee Group to the transferor Group and/or of liabilities of the transferor Group to the transferee Group;

(b)
in the case of a reallocation of assets, the creation of inter-Group debt owed by the transferee Group to the transferor Group or the reduction of inter-Group debt owed by the transferor Group to the transferee Group;

(c)
in the case of a reallocation of assets of the DHI Group to the Class V Group or an assumption by the DHI Group of liabilities of the Class V Group, an increase in the Number of Retained Interest Shares;

(d)
in the case of a reallocation of assets of the Class V Group to the DHI Group or an assumption by the Class V Group of liabilities of the DHI Group, a decrease in the Number of Retained Interest Shares; or

(e)	a combination of any of the above;
in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor Group. For these purposes, the fair value of the assets or liabilities transferred will be determined in accordance with the Certificate of Incorporation to the extent applicable and otherwise by the Board with the approval of the Capital Stock Committee, in each case in good faith in accordance with its business judgment.
(iii) Treasury and Cash Management Policies. As of the Effective Date, all of the debt and preferred stock of the Company and its subsidiaries (other than debt and preferred stock of VMware and its subsidiaries) will be allocated to the DHI Group. Thereafter, the following will apply:

(a)
The Company will attribute each future incurrence or issuance of external debt or preferred stock (other than debt and preferred stock of VMware and its subsidiaries) and the proceeds thereof to the DHI Group, except as otherwise provided with respect to Convertible Securities in paragraph (c) below or where the Board with the approval of the Capital Stock Committee determines that such debt or preferred stock is being incurred for the benefit of the Class V Group rather than the DHI Group. Any repurchases or repayment of debt or preferred stock will be charged to the Group to which such debt or preferred stock was allocated.

(b)
Debt attributed to the Class V Group (other than debt and preferred stock of VMware and its subsidiaries), including any loans made by the DHI Group to the Class V Group, will bear interest at a rate at which the

Company could borrow such funds. Debt attributed to the DHI Group will bear interest at a rate equal to the difference between the Company’s actual interest expense and the interest expense allocated to the Class V Group (inclusive of the interest expense of the debt of VMware and its subsidiaries). Interest rates will be calculated on a quarterly basis. Dividends on any preferred stock attributed to the DHI Group will be charged to the DHI Group, and dividends on any preferred stock attributed to the Class V Group will be charged to the Class V Group.

(c)
The Company will attribute each future issuance of DHI Common Stock (or any Convertible Securities convertible into or exchangeable or exercisable for shares of DHI Common Stock) and the proceeds thereof to the DHI Group. The Company will attribute each future issuance of Class V Common Stock (or any Convertible Securities convertible into or exchangeable or exercisable for shares of Class V Common Stock) and the proceeds thereof to the Class V Group, except to the extent the Company attributes any such issuance and the proceeds thereof to the DHI Group in respect of a reduction in the Number of Retained Interest Shares.

(d)
Dividends on DHI Common Stock will be charged against the DHI Group, and dividends on Class V Common Stock will be charged against the Class V Group. At the time of any dividend on Class V Common Stock while the Number of Retained Interest Shares is greater than zero, the Company will reallocate to the DHI Group a proportionate amount of assets of the Class V Group (of the same kind as paid as a dividend on Class V Common Stock) in respect of the Number of Retained Interest Shares.

(e)
Repurchases of DHI Common Stock will be charged against the DHI Group. Repurchases of Class V Common Stock may be charged either against the Class V Group and/or the DHI Group as determined by the Board in its sole discretion. If a repurchase of Class V Common Stock is charged against the DHI Group, such Class V Common Stock will be deemed to be purchased by the DHI Group, and the Number of Retained Interest Shares will be increased by the number of shares deemed to be so purchased. If a repurchase of Class V Common Stock is charged against the Class V Group, the Number of Retained Interest Shares shall not be changed as a result thereof.

(f)
The Company will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of the Number of Retained Interest Shares) as inter-Group revolving credit loans unless (i) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan, (ii) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution to the Class V Group increasing the Number of Retained Interest Shares, or (iii) the Board determines that a given transfer (or type of transfer) should be accounted for as a repurchase of shares within the Number of Retained Interest Shares or as a dividend on the Number of Retained Interest Shares. There are no specific criteria to determine when the Company will account for a cash transfer as a long-term loan, a capital contribution or a repurchase of or dividend on the Number of Retained Interest Shares rather than an inter-Group revolving credit loan. The Board will make such a determination in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances. Factors the Board may consider include, without limitation, the current and projected capital structure of each Group; the financing needs and objectives of the recipient Group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

(g)
Cash transfers accounted for as inter-Group loans will bear interest at the rates described in paragraph (a) above. In addition, any cash transfers accounted for as a long-term loan will have amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which the Company could borrow such funds.

(h)
Any cash transfer from the DHI Group to the Class V Group (or for its account) accounted for as a capital contribution will correspondingly increase the Class V Group’s equity account and the Number of Retained Interest Shares.

(i)
Any cash transfer from the Class V Group to the DHI Group (or for its account) accounted for as a repurchase of shares within the Number of Retained Interest Shares will correspondingly reduce the Class V Group’s equity account and the Number of Retained Interest Shares.

(j)
In the event that any convertible securities or similar rights to acquire shares of Class V Common Stock that are attributed to the Number of Retained Interest Shares are exercised, the consideration for such exercise shall be allocated to the DHI Group and the Number of Retained Interest Shares will be correspondingly reduced.

(iv) Intangible Assets. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, technology, leasehold interests, customer relationships and customer lists, trademarks and tradenames, non-compete agreements and in-process research and development. These assets will be attributed to the respective Groups based on specific identification and where acquired companies have been divided between the DHI Group and the Class V Group, the intangible assets will be allocated based on the respective fair values at the date of purchase of the related operations attributed to each Group.

5.    Dividend Policy
Subject to the limitations on dividends set forth in the Certificate of Incorporation and to applicable law, the holders of DHI Common Stock and the holders of Class V Common Stock will be entitled to receive dividends on that stock when, as and if the Board authorizes and declares dividends on that stock.
The Company does not expect to pay any dividends on the Class V Common Stock before VMware pays dividends on its shares and/or the Class V Group includes other assets that generate positive cash flow. Thereafter, the Board will determine whether to pay dividends on the Class V Common Stock based primarily on the results of operations, financial condition and capital requirements of the Class V Group and of the Company as a whole, and other factors that the Board considers relevant.

6.    Financial Reporting; Allocation Matters
(i) Financial Reporting. The Company will prepare and include in its periodic filings with the Securities and Exchange Commission consolidated financial statements of the Company and unaudited financial information that will show the attribution of the Company’s assets, liabilities, revenue and expenses to the Class V Group in accordance with this tracking stock policy for so long as the Class V Common Stock is outstanding. For purposes of the unaudited financial information, the Class V Group will be allocated the debt and preferred stock of VMware and its subsidiaries outstanding from time to time.
(ii) Shared Services and Support Activities. If the Class V Group is allocated operating assets, the Company will directly charge specifically identifiable corporate overhead and other costs to the Class V Group. Where determinations based on specific usage alone are impracticable, the Company will use other allocation methods that it believes are fair, including methods based on factors such as the number of employees in and total revenues generated by each Group.

7.    Taxes
In general, any tax or tax item (including any tax item arising from a disposition) attributable to an asset, liability or other interest of a Group will be attributed to that Group in the reasonable discretion of the Board. Tax items that are attributable to a Group that are carried forward or back and used as a tax benefit in another tax year will be attributed to that Group. To the extent that any taxes or tax benefits are determined on a basis that includes the assets, liabilities or other tax items of both Groups, such taxes and tax benefits will be attributed to each Group based upon its contribution to such tax liability (or benefit) and, in the case of income taxes, principally based on the taxable income (or loss) tax credits, and other tax items directly related to each Group. Such allocation to or from a Group is intended to reflect its actual effect, whether positive or negative, on the Company’s taxable income, related tax liability and tax credit position. Consistent with the general policies described above, tax benefits that cannot be used by a Group generating those benefits but can be used to reduce the tax liability of the other Group will be credited to the Group that generated those benefits, and a corresponding amount will be charged to the Group utilizing such benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each Group may not necessarily be the same as that which would have been payable or refundable had that Group filed separate income tax returns.
EMC, VMware and the other entities included in the Company’s consolidated tax group are parties to a tax sharing agreement (the “Agreement”). The Agreement provides that VMware will make payments to EMC, and EMC will make payments to VMware in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of VMware and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of the Company’s or EMC’s affiliated group. Any payments made pursuant to the Agreement will be credited or charged to the DHI Group or the Class V Group, as the case may be and, to the extent such payments relate to tax liabilities, tax benefits or other tax items charged or credited to the payor group hereunder, such payment shall offset the applicable charge or credit, as determined in the reasonable discretion of the Board.

Taxes and tax items from employee or director compensation or employee benefits will be allocated to the Group responsible for the underlying obligation (either through the allocation of the related expenses or through the issuance of stock of that group).
Notwithstanding the foregoing, the DHI Group shall be allocated any tax liability of the Company or its subsidiaries resulting from the Class V Common Stock issued on the [closing date] being treated as other than stock of the Company or the deemed disposition of assets of the Class V Group resulting from the issuance of Class V Common Stock on the [closing date]; provided, that any such tax liability shall be allocated to the Class V Group to the extent such tax liability results from any change in U.S. federal income tax law described in clause (i) of the definition of Tax Event set forth in the Certificate of Incorporation or any comparable change in state or local income tax laws after the [closing date] (a “Post-Change Tax Liability”). Notwithstanding the proviso set forth in the immediately preceding sentence, the Class V Group shall not be allocated any Post-Change Tax Liability, and the DHI Group shall be allocated any Post-Change Tax Liability, to the extent such tax liability reasonably could have been avoided by the conversion of Class V Common Stock into Class C Common Stock by the Company after the occurrence of a Tax Event pursuant to Section 5.2(r) of the Certificate of Incorporation and (i) the Company has not so converted the Class V Common Stock or (ii) has so converted the Class V Common Stock but failed to use its reasonable best efforts to list the Class C Common Stock for trading on the New York Stock Exchange or the NASDAQ Stock Market.

8.    Capital Stock Committee
The Company will establish a standing committee of the Board known as the Capital Stock Committee (the “Capital Stock Committee”). The Capital Stock Committee shall consist of at least three members, and shall at all times be composed of a majority of directors who satisfy the independence requirements required to serve on the audit committee of a company listed on the principal securities exchange on which the Class V Common Stock is listed or if the Class V Common Stock is not so listed then of a company listed on the New York Stock Exchange. Each director serving on the Capital Stock Committee will have one vote on all matters presented to such committee. The Capital Stock Committee will have such powers, authority and responsibilities as are set forth in the Bylaws of the Company and in this Policy Statement, and such other powers, authority and responsibilities as the Board may grant to such committee, which shall include the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.
To the extent the members of the Capital Stock Committee who are independent directors are granted equity compensation in either DHI Common Stock or Class V Common Stock and/or options thereon, approximately half (as determined by the Board) of the value at grant of all such compensation shall consist of Class V Common Stock or options thereon.
In making determinations in connection with this Policy Statement, the members of the Board and the Capital Stock Committee will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law. The members of the Board and of the Capital Stock Committee, in performing their duties in connection with the matters covered by this Policy Statement, shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, advice or statements presented to the Company, the Board or the Capital Stock Committee by any of the Company’s officers or employees, or other committees of the Board, or by any accountants, investment bankers, appraisers, attorneys and other service providers retained by or on behalf of the Company, the Board or the Capital Stock Committee.
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